News Release	Quest Resource Corporation
For Immediate Release	[Graphic Omitted]

Company Contact:

Jack Collins, EVP Finance/Corporate Development

Phone: (405) 702-7460

Website: www.qrcp.net

Quest Resource Corp. Announces Favorable Ruling From NASDAQ Listing Qualifications Hearings Panel

OKLAHOMA CITY – July 17, 2009 – Quest Resource Corporation (NASDAQ: QRCP) (“QRCP” or the “Company”) today announced that the NASDAQ Listing Qualifications Hearings Panel (the "Panel") has granted its request for continued listing on the NASDAQ Stock Market. The continued listing is subject to the condition that QRCP file its quarterly reports on Form 10-Q for the quarters ended September 30, 2008 and March 31, 2009 and any required restatements by August 15, 2009. QRCP is working diligently to meet this deadline after filing its 2008 Form 10-K on June 3, 2009 and amended Form 10-Qs for the quarters ended March 31, 2008 and June 30, 2008 on July 14, 2009. QRCP investors are encouraged to review the filings for updated financial and operating information on the Company along with descriptions of the prior period restatements.

During the exception period, QRCP is required to promptly notify the Panel of any significant events that may call into question restated historical financial information or impact its future ability to maintain compliance with any NASDAQ listing requirement or meet the exception deadline. The Panel also advised QRCP that continued listing on NASDAQ during the exception period is subject to the Company being able to demonstrate compliance with all other NASDAQ listing requirements. The Panel reserved the right to reconsider the terms of the exception based on any event, condition, or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Company's securities on NASDAQ inadvisable or unwarranted.

About Quest Resource Corporation

Quest Resource Corporation is a fully integrated E&P company that owns: producing properties and acreage in the Appalachian Basin of the northeastern United States; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. (NASDAQ: QELP); and 85% of the general partner and a 36.4% of the limited partner interests in the form of subordinated units in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net, the Quest Energy Partners website at www.qelp.net, and the Quest Midstream Partners website at www.qmlp.net. Quest Resource routinely posts important information in the “Investors” section of its website.

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